Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168                                                                                                      April 24, 2007

AFOP REPORTS 1st QUARTER 2007 RESULTS

Sunnyvale, CA April 24, 2007 - Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the first quarter ended March 31, 2007.

Revenues for the first quarter of 2007 totaled $6,701,000, a 28% increase from revenues of $5,221,000 recorded in the first quarter of 2006. This compares with revenues of $7,746,000 for the fourth quarter of 2006. The Company recorded net income for the first quarter of 2007 of $389,000, or $0.01 per share, and improved over a net loss for the first quarter of 2006 of ($373,000), or ($0.01) per share. This compares with net income for the fourth quarter of 2006 of $653,000, or $0.02 per share.

Included in net income for the quarter ended March 31, 2007 was $ 124,000 of stock-based compensation charges under FAS 123(R). Included in expenses for the quarters ended March 31, 2006 and December 31, 2006 were $77,000 and $106,000 of stock-based compensation charges under SFAS 123(R) respectively.

Peter Chang, President and Chief Executive Officer, commented, "Despite a challenging first quarter due to customer inventory consolidation, I am satisfied with our financial results. When compared to the year ago period, revenues increased by 28% and our gross margin percentage continued improving to above 31%. In addition, in spite of our sales decline sequentially, operating profits declined by only $120,000. Our new product sales and operating efficiency contributed to such improvements. Our operating cash flow was again positive and our balance sheet remains strong with cash and cash equivalents over $31M."

"I am particularly pleased with the progress we made in strategic markets like FTTX and Broadband. In the first quarter, we began to receive new volume orders for our outdoor SCOUT products for FTTX deployment. Based on current order activities, we expect that revenues will grow 15% sequentially in the second quarter of 2007. Additionally, as we continue our focus on operational efficiencies, we are targeting higher net profits in the coming quarters," concluded Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on April 24, 2007 to discuss AFOP's first quarter 2007 financial results. To participate in AFOP's conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 236629. AFOP will also provide a live webcast of its first quarter 2007 conference call at AFOP's website www.afop.com. An audio replay will be available until May 1. The dial in for the replay is 877-660-6853. The replay pass codes (account # 286; conference ID#: 236629) are both required for the replay

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our future prospects, our beliefs regarding factors contributing to quarterly results, our ability to control expenses, our ability to improve operational efficiencies, our order trends and customer activity, and expected revenue growth and increased net profits, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's Form 10-K for the year ended December 31, 2006. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Mar. 31, 2007	Dec. 31, 2006
ASSETS
Current assets:
Cash and short-term investments	$31,221	$31,178
Accounts receivable	4,406	4,009
Inventories	4,943	4,465
Other current assets	597	601

Total current assets	41,167	40,253
Property and equipment, net	4,166	4,264
Other assets	170	176

Total assets	$45,503	$44,693

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,637	$2,950
Accrued expenses and other liabilities	2,469	2,909

Total current liabilities	6,106	5,859
Long-term liability	908	930

Total liabilities	7,014	6,789
Stockholders' equity	38,489	37,904

Total liabilities and stockholders' equity	$45,503	$44,693

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar. 31, 2007		Dec. 31, 2006		Mar. 31, 2006
Revenues		$6,701		$7,746		$5,221
Cost of revenues		4,602		5,473		3,884

Gross profit		2,099		2,273		1,337

Operating expenses:
Research and development		689		798		759
Sales and marketing		569		571		586
General and administrative		861		805		763

Total operating expenses		2,119		2,174		2,108

Income (loss) from operations		(20)		99		(771)
Interest and other income, net		409		554		398

Net income (loss)		$389		$653		$(373)

Net income (loss) per share:	$		$		$
Basic		$0.01		$0.02		$(0.01)
Diluted		$0.01		$0.01		$(0.01)
Shares used in per share calculation:	$		$		$
Basic		40,539		40,400		39,771
Diluted		44,664		45,196		39,771
Included in costs and expenses above:
Stock based compensation charges
Cost of revenue		$51		$44		$23
Research and development		20		19		14
Sales and marketing		12		10		12
General and administrative		41		33		28

Total		$124		$106		$77